PRICING SUPPLEMENT Dated September 26, 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated April 29, 2016)

UBS AG $2,025,100 Capped Trigger Absolute Return GEARS
Linked to the Relevant Nearby ICE-traded Brent Crude Oil Futures Contract due October 4, 2019

Investment Description

UBS AG Capped Trigger Absolute Return GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the relevant nearby ICE-traded Brent Crude Oil Futures Contract (the “underlying asset”). The amount you receive at maturity will be based on the direction and percentage change in the official settlement price of the underlying asset from the trade date to the final valuation date (the “underlying return”) and whether the official settlement price of the underlying asset on the final valuation date (the “final price”) is less than the downside threshold. If the underlying return is positive, at maturity, UBS will pay you a cash payment per Security equal to the lesser of (a) the principal amount plus a percentage return equal to the underlying return multiplied by the upside gearing and (b) the maximum gain. If the underlying return is zero or negative and the final price is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Security equal to the principal amount plus a return equal to the absolute value of the underlying return. If, however, the final price is less than the downside threshold, at maturity, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Underlying Return up to the Maximum Gain: At maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing, up to the maximum gain.
❑	Downside Exposure with Contingent Absolute Return at Maturity: If the underlying return is zero or negative and the final price is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Security equal to the principal amount plus a return equal to the absolute value of the underlying return. If, however, the underlying return is negative and the final price is less than the downside threshold, at maturity, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	September 26, 2018
Settlement Date	September 28, 2018
Final Valuation Date*	October 1, 2019
Maturity Date*	October 4, 2019
*	Subject to postponement in the event of a market disruption event, as described herein.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Considerations Relating to Indexed Securities” beginning on page 53 of the accompanying prospectus before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to the Securities. The return on the Securities from any positive underlying return is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity Per Security	Upside Gearing	Initial Price	Downside Threshold	CUSIP	ISIN
Relevant Nearby ICE-traded Brent Crude Oil Futures Contract	CO1	18.00%	$11.80	2.00	$81.34	$65.07, which is 80% of the Initial Price	90281B213	US90281B2135

The estimated initial value of the Securities as of the trade date is $9.679. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Relevant Nearby ICE-traded Brent Crude Oil Futures Contract	$2,025,100.00	$10.00	$30,376.50	$0.15	$1,994,723.50	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus for various securities we may offer, including the Securities), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. Before you invest, you should read that document and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain that document without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped Trigger Absolute Return GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the document listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and under “Considerations Relating to Indexed Securities” beginning on page 53 of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus and this document, the terms in this document will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that the official settlement price of the underlying asset will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is unlikely to exceed the maximum gain indicated on the cover hereof, or you believe that the official settlement price will depreciate over the term of the Securities and that the final price will be equal to or greater than the downside threshold.
♦	You understand and accept that your potential return on the Securities from any positive underlying return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain indicated on the cover hereof.
♦	You understand and accept that your potential return on the Securities from any negative underlying return through the absolute return feature is limited by the downside threshold.
♦	You are willing to invest in the Securities based on the downside threshold and upside gearing indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying asset.
♦	You do not seek current income from your investment.
♦	You understand and are willing to accept the risks associated with commodity futures contracts generally and the relevant nearby ICE-traded Brent crude oil futures contracts specifically.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that the official settlement price of the underlying asset will decline during the term of the Securities and that the official settlement price of the underlying asset is likely to be less than the downside threshold on the final valuation date, or you believe that the official settlement price will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is likely to exceed the maximum gain indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain indicated on the cover hereof.
♦	You seek an investment that benefits from the full depreciation in the price of the underlying asset.
♦	You are unwilling to invest in the Securities based on the downside threshold or upside gearing indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying asset.
♦	You do not understand or are not willing to accept the risks associated with commodity futures contracts generally and the relevant nearby ICE-traded Brent crude oil futures contracts specifically.
♦	You seek current income from your investment.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and “Considerations Relating to the Indexed Securities” in the accompanying prospectus for risks related to an investment in the Securities.

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Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security, subject to a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Term	Approximately 12 months.
Underlying Asset	The Securities are linked to the official settlement price per barrel, stated in U.S. dollars, of the first nearby month futures contract for Brent Crude Oil as traded on the Intercontinental Exchange (“ICE”) (Bloomberg Ticker: CO1 <Comdty>), provided that if the trade date or the final valuation date falls on or after the trading day prior to the first notice date for delivery of ICE-traded Brent Crude Oil under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date. The calculation agent determined the initial price by reference to the November 2018 Brent Crude Oil Futures Contract and will determine the final valuation price by reference to the December 2019 Brent Crude Oil Futures Contract.
Maximum Gain	18.00%
Maximum Payment at Maturity per Security	$11.80
Upside Gearing	2.00
Payment at Maturity (per Security)	If the underlying return is positive, UBS will pay you an amount in cash equal to:
$10 × (1 + the lesser of (a) Underlying Return × Upside Gearing and (b) Maximum Gain)

If the underlying return is zero or negative and the final price is equal to or greater than the downside threshold, UBS will pay you an amount in cash equal to:

$10 × (1 + absolute value of the Underlying Return)

If the underlying return is negative and the final price is less than the downside threshold, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:
$10 × (1 + Underlying Return) In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.
Underlying Return

The quotient, expressed as a percentage, of the following formula:

Final Price − Initial Price
Initial Price

If the final price is equal to or less than the initial price and equal to or greater than the downside threshold, your payment at maturity will be based on the absolute value of the underlying return. For example, if the above quotient is -5%, the absolute value of the underlying return will be 5%.

Initial Price(1)	The official settlement price of the underlying asset on the trade date, as indicated on the cover hereof.
Final Price(1)	The official settlement price of the underlying asset on the final valuation date.
Downside Threshold(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price, as specified on the cover hereof.
(1)	As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “Market Disruption Events” and “Permanent Disruption Events; Alternate Method of Calculation” herein.

Investment Timeline

Trade Date	The initial price is observed and the final terms of the Securities are set.
¯
Maturity Date

The final price is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 × (1 + the lesser of (a) Underlying Return × Upside Gearing and (b) Maximum Gain)

If the underlying return is zero or negative and the final price is equal to or greater than the downside threshold, UBS will pay you an amount in cash per Security equal to:

$10 × (1 + absolute value of the Underlying Return)

If the underlying return is negative and the final price is less than the downside threshold, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized here, but we urge you to read the additional explanation of risks relating to the Securities generally in “Considerations Relating to Indexed Securities” section of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the underlying return is negative and the final price is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The stated payout by the issuer applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying asset is equal to or greater than the downside threshold.
♦	The upside gearing and absolute return feature apply only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market and the then-current price of the underlying asset is greater than the initial price, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the then-current positive underlying return multiplied by the upside gearing, even if such return is positive and does not exceed the maximum gain. Similarly at maturity, the Securities provide inverse exposure to the negative underlying return, through the absolute return feature, only if the final price is equal to or greater than the downside threshold. Your ability to benefit from any negative underlying return through the absolute return feature is limited by the downside threshold. You can receive the full benefit of the absolute return feature from UBS, subject to the downside threshold, only if you hold your Securities to maturity. You can receive the full benefit of the upside gearing from UBS, subject to the maximum gain, and the absolute return feature only if you hold your Securities to maturity.
♦	Your potential return on the Securities from any positive underlying return is limited to the maximum gain and your potential return from the absolute return feature is limited by the downside threshold — The return potential of the Securities from any positive underlying return is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset. Further, your potential gain on the Securities from the absolute return feature is limited by the downside threshold. You will receive a return equal to the absolute value of the underlying return only if the underlying return is negative and the final price is equal to or greater than the downside threshold. If the final price is less than the downside threshold, you will not benefit from the absolute return of the underlying asset and instead will be exposed to the negative underlying return and you could lose a significant portion or all of your initial investment.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility" refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the final valuation date the final price of the underlying asset could be less than the downside threshold, and as a consequence, indicates an increased risk of loss. However, the underlying asset's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Market risk — The official settlement price of the underlying asset can rise or fall sharply as a result of the supply of, and the demand for, the underlying asset and for the exchange traded futures contracts for the purchase or delivery of Brent crude oil. Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the price of Brent crude oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent crude oil and a variety of economic, financial, political, regulatory, or judicial events. You, as an investor in the Securities, should make your own investigation into the underlying asset, the commodity markets generally and the merits of an investment linked to the underlying asset.
♦	The Securities are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “—There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

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♦	Fair value considerations.
♦	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price and volatility of the underlying asset, global supply and demand in the commodity markets generally and in the underlying asset specifically, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the price of the underlying asset; the volatility of the underlying asset; the global supply and demand of the commodity markets generally and the underlying asset specifically, the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities. These and other factors are unpredictable and interrelated and may offset or magnify each other.

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♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the official settlement price of the underlying asset on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include, but are not limited to:
♦	the expected volatility of the price of Brent crude oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent crude oil;
♦	the time to maturity of the Securities;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	global supply and demand for oil generally and Brent crude oil specifically, and supply and demand for exchange-traded futures contracts for the purchase or delivery of Brent crude oil;
♦	factors specific to Brent crude oil as a commodity, as discussed under “Changes in supply and demand in the market for Brent crude oil futures contracts may adversely affect the value of the Securities” herein;
♦	supply and demand for the Securities; and
♦	the creditworthiness of UBS.
♦	The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Securities — It is impossible to predict whether the official settlement price of the underlying asset will rise or fall. The official settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors as described in the preceding risk factor.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect the official settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying asset, but any such action could cause unexpected volatility and instability in the commodities markets generally with a substantial and adverse effect on the performance of the underlying asset specifically and, consequently, on the value of, and any amounts payable on, the Securities.
♦	Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and the amounts payable on, the Securities — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. and U.K. is subject to ongoing modification by government and judicial action. The effect on the value of the Securities of any future regulatory change is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Securities and may affect the value of, and any amounts payable on, the Securities.
♦	The calculation agent can postpone the determination of the final price if a market disruption event occurs on the trade date or the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will determine the official settlement price of the underlying asset on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the final valuation date and the official settlement price of the underlying asset will be determined by the calculation agent in the manner described in “Market Disruption Events” herein.
♦	Owning the Securities is not the same as purchasing or taking a short position in the relevant nearby Brent crude oil futures contract or certain other related contracts directly — The return on your Securities will not reflect the return you would realize if you had actually purchased or took a short position in the underlying asset or Brent crude oil directly, or any other exchange-traded or over-the-counter instruments based on Brent crude oil. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside gearing exceeds the maximum gain. Similarly, you will not benefit from any decline in the official settlement price of the underlying asset below the downside threshold. Furthermore, you will not have any rights that holders of such assets or instruments have. Even if the price of the underlying asset moves favorably during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the price of the underlying asset to move favorably while the market value of the Securities declines.
♦	The absolute return feature is not the same as taking a short position directly in the underlying asset or certain other related contracts directly —The return on your securities will not reflect the return you would realize if you actually took a short position directly in the underlying asset or any other exchange-traded or over-the-counter instruments based on Brent crude oil (the

5

“underlying physical commodity”) insofar as you will lose a significant percentage or all of your stated principal amount if the final price is less than the downside threshold. In addition, to maintain a short position in the underlying asset or such other related contracts, you would have to pay dividend payments (if any) to the entity that lends you the underlying physical commodities for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall and there can be no assurance that the official settlement price of the underlying asset will be equal to or greater than the initial price or downside threshold. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the risks of owning commodities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The formula for calculating the payment at maturity of the Securities does not take into account all developments in the price of the underlying asset — Changes in the price of the underlying asset during the period between the trade date and the final valuation date will not be reflected in the calculation of the amount payable at maturity of the Securities. The calculation agent will calculate the payment at maturity by comparing only the final price relative to the initial price. No other prices or values will be taken into account. As a result, you may lose some or all of your principal amount even if the price of the underlying asset has risen at certain times during the term of the Securities before filling to a price that is less than the trigger price on the final valuation date.
♦	The Securities offer exposure to futures contracts and not direct exposure to physical commodities — The Securities will reflect a return based on the performance of the ICE-traded Brent crude oil futures contract and do not provide exposure to Brent crude oil spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.
♦	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of, and any amounts payable on, the Securities.
♦	Changes in supply and demand in the market for Brent crude oil futures contracts may adversely affect the value of the Securities — The Securities are linked to the performance of futures contracts on the underlying physical commodity. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month (except as provided under “Preliminary Terms — Underlying Asset”), the value of, and any amount payable on, the Securities may be less than would otherwise be the case if the official settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.
♦	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of, and any amounts payable on, the Securities.
♦	The Securities may be subject to certain risks specific to Brent crude oil as a commodity — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:
♦	changes in the level of industrial and commercial activity with high levels of energy demand;

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♦	disruptions in the supply chain or in the production or supply of other energy sources;
♦	price changes in alternative sources of energy;
♦	adjustments to inventory;
♦	variations in production and shipping costs;
♦	costs associated with regulatory compliance, including environmental regulations; and
♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.
These factors interrelate in complex ways, and the effect of one factor on the price of the underlying asset, and the market value of, and any amounts payable on, the Securities linked to the underlying asset, may offset or enhance the effect of another factor.
♦	Futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the underlying asset will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying asset and, therefore, the market value of, and any amounts payable on, the Securities.
♦	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset or Brent crude oil, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or Brent crude oil may adversely affect the market price of the underlying asset and, therefore, the market value of, and any amount payable on, the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying asset, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent can postpone the determination of the terms of the Securities on the trade date and the final price on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the upside gearing, maximum gain and downside threshold and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.
♦	The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation and also see “What are the Tax Consequences of the Securities” herein.

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Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 1 years

Initial Price:	$75.00

Downside Threshold:	$60.00 (80% of the Initial Price)

Upside Gearing:	2.00

Maximum Gain:	17.00%

Range of Underlying Return:	-100% to 40%

Example 1: The Underlying Return is 5.00%.

Because the underlying return is positive and, when multiplied by the upside gearing, is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 × (1 + the lesser of (a) 5.00% x 2.00 and (b) 17.00%)
= $10 x (1 + 10.00%)
= $11.00 per Security (a 10.00% total return).

Example 2: The Underlying Return is 15.00%.

Because the underlying return is positive and, when multiplied by the upside gearing, is greater than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 × (1 + the lesser of (a) 15.00% x 2.00 and (b) 17.00%)
= $10 x (1 + 17.00%)
= $11.70 per Security (a 17.00% total return).

Example 3: The Underlying Return is -19.00% and the Final Price is equal to or greater than the Downside Threshold.

Because the underlying return is negative and the final price is equal to or greater than the downside threshold, the payment at maturity per Security will be calculated as follows:

$10 × (1 + |-19.00%|)
= $11.90 per Security (a 19.00% total return).

Example 3: The Underlying Return is -60.00% and the Final Price is less than the Downside Threshold.

Because the underlying return is negative and the final price is less than the downside threshold, you will not benefit from the absolute return of the underlying asset and the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10 × (1 + -60.00%)
= $10 × 0.40
= $4.00 per Security (a 60.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment in an amount that is equal to the underlying return.

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Underlying Asset		Payment and Return at Maturity
Final Price	Underlying Return	Payment at Maturity	Security Total Return at Maturity
$105.00	40.00%	$11.70	17.00%
$97.50	30.00%	$11.70	17.00%
$90.00	20.00%	$11.70	17.00%
$82.50	10.00%	$11.70	17.00%
$81.38	8.50%	$11.70	17.00%
$80.63	7.50%	$11.50	15.00%
$78.75	5.00%	$11.00	10.00%
$76.50	2.00%	$10.40	4.00%
$75.00	0.00%	$10.00	0.00%
$73.50	-2.00%	$10.20	2.00%
$71.25	-5.00%	$10.50	5.00%
$69.38	-7.50%	$10.75	7.50%
$67.50	-10.00%	$11.00	10.00%
$63.75	-15.00%	$11.50	15.00%
$61.88	-17.50%	$11.75	17.50%
$60.00	-20.00%	$12.00	20.00%
$59.25	-21.00%	$7.90	-21.00%
$52.50	-30.00%	$7.00	-30.00%
$45.00	-40.00%	$6.00	-40.00%
$37.50	-50.00%	$5.00	-50.00%
$30.00	-60.00%	$4.00	-60.00%
$22.50	-70.00%	$3.00	-70.00%
$15.00	-80.00%	$2.00	-80.00%
$7.50	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

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Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying asset. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

When we refer to the official settlement price of the underlying asset in this document, we mean the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the relevant first nearby Brent crude oil futures contract, as traded on the ICE and displayed on Bloomberg under the symbol “CO1” <Comdty>. If the trade date or the final valuation date falls on or after the trading day prior to the first notice date for delivery of ICE-traded Brent Crude Oil under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date. The calculation agent determined the initial price by reference to the November 2018 Brent Crude Oil Futures Contract and will determine the final valuation price by reference to the December 2019 Brent Crude Oil Futures Contract.

Brent crude is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent Crude. A maximum of 72 consecutive contract months will be listed at any one time. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The underlying asset is listed on ICE Futures Europe. Additional information about the underlying asset is available at the following website: theice.com/products/219/specs.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low official settlement prices for the underlying asset as reported by Bloomberg. The official settlement price of the underlying asset on September 26, 2018 was $81.34. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$111.20	$105.78	$107.76
4/1/2014	6/30/2014	$115.06	$104.79	$112.36
7/1/2014	9/30/2014	$112.29	$94.67	$94.67
10/1/2014	12/31/2014	$94.16	$57.33	$57.33
1/1/2015	3/31/2015	$62.58	$46.59	$55.11
4/1/2015	6/30/2015	$67.77	$54.95	$63.59
7/1/2015	9/30/2015	$62.07	$42.69	$48.37
10/1/2015	12/31/2015	$53.05	$36.11	$37.28
1/1/2016	3/31/2016	$41.79	$27.88	$39.60
4/1/2016	6/30/2016	$52.51	$37.69	$49.68
7/1/2016	9/30/2016	$50.89	$41.80	$49.06
10/1/2016	12/31/2016	$56.82	$44.43	$56.82
1/1/2017	3/31/2017	$57.10	$50.56	$52.83
4/1/2017	6/30/2017	$56.23	$44.82	$47.92
7/1/2017	9/30/2017	$59.02	$46.71	$57.54
10/1/2017	12/31/2017	$67.02	$55.62	$66.87
1/1/2018	3/31/2018	$70.53	$62.59	$70.27
4/1/2018	6/30/2018	$79.80	$67.11	$79.44
7/1/2018	9/26/2018*	$81.87	$70.76	$81.34
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the underlying asset from January 1, 2008 through September 26, 2018, based on information from Bloomberg. The dotted line represents the downside threshold of $65.07, which is equal to 80% of the initial price. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Securities and you hold your Securities as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company or a real estate investment trust or a common trust fund,
•	a life insurance company,
•	a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,
•	a person that owns Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities or the underlying asset, or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.

Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your Securities. If Section 1256 of the Code were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value). The IRS might also assert that a rollover of the underlying asset could be treated as a taxable deemed exchange of the Securities for a “new” Security, in which case a U.S. Holder would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the Security and the U.S. Holder’s tax basis in the Security at the time of the rollover of the underlying asset, and the U.S. Holder would begin a new holding period for the Security on the day following such rollover and take a new fair market value tax basis in the Security. Lastly, the IRS may assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

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Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

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Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the official settlement price on the final valuation date. If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing with respect to the underlying asset, the final valuation date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying asset that would have prevailed in the absence of the market disruption event. If the calculation agent postpones the final valuation date (and therefore the determination of the final price), the calculation agent may also adjust the maturity date to maintain the same number of business days as existed prior to such postponement.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the final valuation date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying asset.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the official settlement price for the underlying asset or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the official settlement price is not published for the underlying asset;
♦	a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);
♦	such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;
♦	the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Securities.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders, or
♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the ICE or any successor thereto, and with respect to any successor commodity future (as defined under “Permanent Disruption Events; Alternative Method of Calculation” herein), the primary exchange or market of trading related to such successor commodity future, as determined by the calculation agent.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in the underlying asset or the physical delivery of the commodity underlying the underlying asset;
♦	the permanent discontinuation or disappearance of option contracts relating to the underlying asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset.

If a permanent disruption event occurs, the calculation agent may replace the underlying asset with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying asset (a “successor commodity future”), then the official settlement price on the final valuation date will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity future.

Upon any selection by the calculation agent of a successor commodity future, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Securities.

If there is a permanent disruption event with respect to the underlying asset or successor commodity future (in each case, an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity future is available at such time, then the calculation agent will determine the official settlement price on the final valuation date for the underlying commodity; provided that, if the calculation agent determines that no successor commodity future exists for the discontinued underlying asset, the official settlement price on the final valuation date for the underlying asset will be the settlement price that the calculation agent determines on the date following the relevant date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Securities.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying commodity, as determined by the calculation agent:

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant official settlement price of the underlying commodity;
♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying commodity; or
♦	a modification in the reporting of the official settlement price for the underlying commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity.

If the calculation agent determines there is an alternative method of calculation for the underlying asset or successor commodity future, the calculation agent will, at the close of business in New York City on the final valuation date for the underlying commodity, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Securities.

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Additional Terms of the Securities

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Securities, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Securities is accelerated, we will pay the default amount in respect of the principal of your Securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Securities as the outstanding principal amount of the series of Securities constituted by that Security. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Securities on any day will be an amount, in U.S. dollars for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, which we describe below, the holders of your Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Securities at maturity will be made to accounts designated by you or the holder of your Securities and approved by us, or at the office of the trustee in New York City, but only when your Securities are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Securities, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary exchange(s) or market(s) on which the underlying asset is listed or admitted for trading.

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Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the settlement date of your Securities without notice. The calculation agent will make all determinations regarding the payment at maturity, disruption events, business days, trading days, the default amount, the underlying return, the initial price, the downside threshold, the final price and all other determinations with respect to the Securities, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the calculation agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 4 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.